UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-00595
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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☐	Soliciting Material Pursuant to Rule §240.14a-12

ANTEON INTERNATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANTEON INTERNATIONAL CORPORATION
3211 JERMANTOWN ROAD, SUITE 700
FAIRFAX, VIRGINIA 22030

April 22, 2005

Dear Fellow Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Anteon International Corporation (the “Company” or “Anteon”) to be held on May 25, 2005 at 10:30 A.M., local time, at the Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102.

Matters to be considered and acted upon at the meeting include the election of directors and the ratification of the selection of independent auditors. Detailed information concerning these matters is set forth in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to execute and return your proxy promptly so that we may have as many shares as possible represented at the meeting. Your return of a proxy in advance will not prevent you from voting in person at the meeting, if you so desire.

Thank you for your continued support and interest in Anteon International Corporation.

Sincerely,

Joseph M. Kampf
President and Chief Executive Officer

ANTEON INTERNATIONAL CORPORATION
3211 JERMANTOWN ROAD, SUITE 700
FAIRFAX, VIRGINIA 22030

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2005

The Annual Meeting of Stockholders (the “Annual Meeting”) of Anteon International Corporation (the “Company”) will be held at the Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102 on Wednesday, May 25, 2005, at 10:30 A.M., local time, to consider and act upon the following matters:

1.	To elect four Class 3 directors for the ensuing three years.

2.	To ratify the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

The Board of Directors has fixed the close of business on March 28, 2005, as the record date for determination of stockholders of the Company entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. The stock transfer books of the Company will remain open following the record date.

By Order of the Board of Directors,

Curtis L. Schehr
Senior Vice President, General Counsel & Secretary

Fairfax, Virginia
April 22, 2005

IMPORTANT: Even if you plan to attend the meeting, please complete, sign, date, and return promptly the enclosed proxy in the envelope provided to ensure that your vote will be counted. You may vote in person if you so desire, even if you previously have sent in your proxy. Please note that if you execute multiple proxies, the last proxy you execute revokes all previous ones.

If your shares are held in the name of a bank, brokerage firm or other nominee, please sign, date, and return the enclosed voting instruction form or proxy card in the envelope provided or follow any telephone or internet voting instructions that may be enclosed.

All meeting attendees may be asked to present a valid, government-issued photo identification (federal, state or local), such as a driver’s license or passport, and proof of beneficial ownership if you hold your shares through a broker, bank or other nominee before entering the meeting. Attendees may be subject to security inspections. Video and audio recording devices and other electronic devices will not be permitted at the meeting.

ANTEON INTERNATIONAL CORPORATION
3211 JERMANTOWN ROAD, SUITE 700
FAIRFAX, VIRGINIA 22030

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement, which is first being mailed to the stockholders of Anteon International Corporation (the “Company”) on approximately April 22, 2005, is furnished to you in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting is to be held at the Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102, on Wednesday, May 25, 2005, at 10:30 A.M., local time, or at any subsequent time which may be necessary by any adjournment of the Annual Meeting.

Proxies in proper form received by the time of the Annual Meeting will be voted as specified. Stockholders may specify their choices by marking the appropriate boxes on the enclosed proxy card. If a proxy card is dated, signed and returned without specifying choices, the shares will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting. Business transacted at the Annual Meeting is confined to the purposes stated in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in accordance with their judgment.

VOTING SECURITIES

The Board of Directors, in accordance with the Amended and Restated Bylaws of the Company (the “Bylaws”), has fixed the close of business on March 28, 2005, as the record date (the “Record Date”) for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. At the close of business on that date, the outstanding number of voting securities of the Company was 36,375,783 shares of Common Stock.

For each share held as of the Record Date, each holder of Common Stock is entitled to one vote. If you hold your shares through a broker, you should contact your broker to determine the procedure by which you can vote.

The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the voting power represented by all outstanding shares constitutes a quorum. If a quorum is present at the Annual Meeting, the affirmative vote of a plurality of the votes cast by the stockholders present (in person or by proxy) and entitled to vote at the Annual Meeting is required for the election of each director (Item 1), and the affirmative vote of a majority of the voting power present (in person or by proxy) and entitled to vote at the Annual Meeting is required for the ratification of the selection of KPMG LLP (“KPMG”) as the Company’s independent auditors for the fiscal year ending December 31, 2005 (Item 2).

Shares which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter.

REVOCABILITY OF PROXIES

A stockholder giving a proxy may revoke it at any time before it is voted by giving the Secretary of the Company a letter revoking the proxy or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting or any adjournment thereof will not in and of itself constitute the revocation of a proxy.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokerages and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of this proxy statement to you if you call or write the Company at the following address or phone number: Anteon International Corporation, 3211 Jermantown Road, Suite 700, Fairfax, Virginia 22030, phone (703) 246-0200,

Attention: Mr. Dennis J. Kelly, Senior Vice President, Investor and Government Relations. If you want to receive separate copies of the Company’s proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

ITEM 1:

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation provides that the Board of Directors is classified into three classes (designated as Class 1 directors, Class 2 directors and Class 3 directors), with members of each class holding office for staggered three-year terms. There are currently four Class 3 directors, whose terms expire at the 2005 Annual Meeting, four Class 1 directors, whose terms expire at the 2006 Annual Meeting of Stockholders, and four Class 2 directors, whose terms expire at the 2007 Annual Meeting of Stockholders (in all cases subject to the election and qualification of their successors and to their earlier death, resignation or removal).

The persons named in the enclosed proxy will vote to elect as Class 3 directors the four nominees named below, all of whom are presently Class 3 directors of the Company, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors. Each Class 3 director will be elected to hold office until the 2008 Annual Meeting of Stockholders (subject to the election and qualification of his successor and to his earlier death, resignation or removal).

There are no family relationships among any director nominees or incumbent directors. See “Certain Relationships and Related Party Transactions — Other Relationships” for information about relationships pertaining to executive officers.

NOMINEES FOR THE BOARD OF DIRECTORS

Set forth below, for each nominee for Class 3 director, are his name, his age as of March 28, 2005, his positions with the Company, if any, his principal occupation and business experience during the past five years, and the year of the commencement of his term as a director of the Company:

Frederick J. Iseman

Frederick J. Iseman is 52 years old and has served as our Chairman of the Board of Directors since April 1996. Mr. Iseman is currently Chairman and Managing Partner of Caxton-Iseman Capital, Inc., which was founded by Mr. Iseman in 1993. Prior to establishing Caxton-Iseman Capital, Inc., Mr. Iseman founded Hambro-Iseman Capital Partners, a merchant banking firm. From 1988 to 1990, Mr. Iseman was a member of the Hambro International Venture Fund. Mr. Iseman is Chairman of Buffets, Inc., a director of Ply Gem Industries, Inc. and a member of the Advisory Board of Duke Street Capital.

Gilbert F. Decker

Gilbert F. Decker is 67 years old and has served as a director since June 1997. Mr. Decker currently serves as a private consultant to the technology industry. From April 1999 until August 2001, Mr. Decker served as Executive Vice President at Walt Disney Imagineering, Inc. From April 1994 to May 1997, Mr. Decker served as the Assistant Secretary of the U.S. Army for Research, Development and Acquisition. As Assistant Secretary, Mr. Decker led the Army’s acquisition and procurement reform efforts, with an emphasis on eliminating excessive government requirements throughout the acquisition process. He also served as the Army Acquisition Executive, the Senior Procurement Executive, the Science Advisor to the Secretary and the Senior Research and Development official for the Army. From 1983 to 1989, Mr. Decker was on the Army Science Board and served as Chairman from March 1987 until the end of his appointment.

In the private sector, Mr. Decker has served as President and Chief Executive Officer of three technology companies, including Penn Central Federal Systems Company, and Mr. Decker is currently a director of Alliant Techsystems, Inc. and Allied Defense Group, Inc.

Admiral Paul David Miller, USN (ret.)

Admiral Paul David Miller, USN (ret.) is 63 years old and has served as a director since November 2004. On April 1, 2005, he retired as Chairman of the Board of Directors of Alliant Techsystems, Inc., an advanced weapon and space systems company, a position he had held since March 2004. Admiral Miller joined Alliant Techsystems, Inc. as Chairman and Chief Executive Officer in January 1999 and retired as CEO in March 2004. From November 1994 to January 1999, he was with Litton Industries, Inc. where he served as President of Litton Marine Systems (formerly, Sperry Marine, Inc.) and as Vice President of Litton Industries. Prior to his retirement from the U.S. Navy following a 30-year career, Admiral Miller was Commander-in-Chief, U.S. Atlantic Command, one of five U.S. theater commands and served concurrently as NATO Supreme Allied Commander-Atlantic. Admiral Miller is also a director of Donaldson Company, Inc. and Teledyne Technologies, Inc.

Michael T. Smith

Michael T. Smith is 61 years old and has served as a director since March 2005. Mr. Smith is Chairman Emeritus of Hughes Electronics Corporation. From October 1997 to May 2001, he was Chairman and Chief Executive Officer of Hughes Electronics Corporation. He also served as Vice Chairman of Hughes Electronics Corporation from 1992 to October 1997. Mr. Smith joined Hughes in 1985, as Senior Vice President and Chief Financial Officer, after spending nearly 20 years with General Motors in a variety of financial management positions. Mr. Smith is also a director of Alliant Techsystems, Inc., FLIR Systems, Inc., Ingram Micro, Inc., and Teledyne Technologies, Inc.

Required Vote

The election of each of the above nominees for Class 3 director requires the affirmative vote of a plurality of votes cast by the stockholders present (in person or by proxy) and entitled to vote at the Annual Meeting, provided a quorum is present. Abstentions and broker non-votes will not affect the outcome of the elections.

Affiliates of and companies managed by Caxton-Iseman Capital, Inc., including Azimuth Technologies, L.P., Azimuth Tech. II LLC and Frederick J. Iseman, who beneficially own 3,500,490 shares (or approximately 9.6% of the outstanding shares) of the Company’s Common Stock, have informed the Company that they intend to vote all of such shares in favor of this item.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH
OF THE FOUR DIRECTOR NOMINEES NAMED ABOVE.

INCUMBENT DIRECTORS

Set forth below, for each incumbent director, are his name, his age as of March 28, 2005, his positions with the Company, his principal occupation and business experience during the past five years and the year of the commencement of his term as a director of the Company:

Incumbent Class 1 Directors

Robert A. Ferris

Robert A. Ferris is 62 years old and has served as a director since April 1996. Mr. Ferris is a Managing Director of Caxton-Iseman Capital, Inc., a private investment firm, and has been employed by Caxton-Iseman Capital, Inc. since March 1998. From 1981 to February 1998, Mr. Ferris was a General Partner of Sequoia

Associates (a private investment firm headquartered in Menlo Park, California). Prior to founding Sequoia Associates, Mr. Ferris was a Vice President of Arcata Corporation, a New York Stock Exchange-listed company. Mr. Ferris is currently a director of Buffets, Inc. and Ply Gem Industries, Inc.

Dr. William J. Perry

Dr. William J. Perry is 77 years old and has served as a director since February 2002. He is currently the Michael and Barbara Berberian Professor at Stanford University with a joint appointment in the School of Engineering and the Institute for International Studies and Co-director of the Preventive Defense Project. In a prior term at Stanford (1988-1993), Dr. Perry was Co-director of the Center for International Security and Arms Control. Dr. Perry was the 19th Secretary of Defense for the United States, serving from February 1994 to January 1997. He previously served as Deputy Secretary of Defense (1993-1994) and as Under Secretary of Defense for Research and Engineering (1977-1981). In the private sector, Dr. Perry has founded and led two technology firms and serves on the board of directors of several high technology companies. He currently serves as Chairman of Global Technology Partners. Dr. Perry has received numerous awards, including the Presidential Medal of Freedom.

General Henry Hugh Shelton, USA (ret.)

General Hugh Shelton, USA (ret.), is 63 years old and has served as a director since February 2002. He retired as President, International Operations, for M.I.C. Industries in 2005. From October 1997 until October 2001, General Shelton served as the 14th Chairman of the Joint Chiefs of Staff. In that capacity, he was the nation’s principal military advisor to Presidents Clinton and Bush, the Secretary of Defense and the National Security Council. He is the recipient of numerous awards and decorations. In 2001, he was knighted by Queen Elizabeth and in 2002 was awarded the Congressional Gold Medal. General Shelton is also a director of Anheuser-Busch Companies, Inc., Red Hat, Inc. and Professional Projects Services, Inc.

Thomas J. Tisch

Thomas J. Tisch is 50 years old and has served as a director since February 2002. Since 1992, Mr. Tisch has served as Managing Partner of Four Partners, an investment partnership focusing on public securities. Prior to 1992, Mr. Tisch worked in a similar capacity in predecessor partnerships. Mr. Tisch is a Trustee of the Manhattan Institute, Mount Sinai-NYU Health System, The Henry Kaufman Campgrounds, Inc., Kipp Academy, Brown University and the Municipal Assistance Corporation for the City of New York. Mr. Tisch is also a director of Kmart Corporation and InfoNXX, Inc., a provider of directory assistance to the wireless industry.

Incumbent Class 2 Directors

Joseph M. Kampf

Joseph M. Kampf is 60 years old and has served as our President and Chief Executive Officer and a director since April 1996. From January 1994 to 1996, Mr. Kampf was a Senior Partner of Avenac Corporation, a consulting firm providing advice in change management, strategic planning, corporate finance and mergers and acquisitions to middle market companies. From 1990 through 1993, Mr. Kampf served as Executive Vice President of Vitro Corporation, a wholly owned subsidiary of The Penn Central Corporation. Prior to his position as Executive Vice President of Vitro Corporation, Mr. Kampf served as the Senior Vice President of Vitro Corporation’s parent company, Penn Central Federal Systems Company and as Chief Liaison Officer for the group with The Penn Central Corporation. Between 1982 and 1986, Mr. Kampf was Vice President of Adena Corporation, an oil and gas exploration and development company. He is a life member of the Navy League and is also active in the Surface Navy Association, Naval Submarine League and National Defense Industrial Association and served as Chairman of the Professional Services Council during 2003 and 2004. He is also a director of the Wolf Trap Foundation for the Performing Arts. He was a Director of the Armed Forces Communications and Electronics Association and served on the Board of Directors of Atlantic Aerospace and Electronics Corporation.

Dr. Paul G. Kaminski

Dr. Paul Kaminski is 62 years old and has served as a director since June 1997. Dr. Kaminski has served as Chairman and Chief Executive Officer of Technovation, Inc. since 1997 and as a Senior Partner of Global Technology Partners since 1998. From 1994 to May 1997, Dr. Kaminski served as the Under Secretary of Defense for Acquisition and Technology. In this position, Dr. Kaminski was responsible for all matters relating to Department of Defense acquisition, including research and development, procurement, acquisition reform, dual-use technology and the defense technology and industrial base. Prior to 1994, he served as chairman of a technology oriented investment banking and consulting firm. Dr. Kaminski also served as Chairman of the Defense Science Board and as a consultant and advisor to many government agencies. Dr. Kaminski is a trustee of the Rand Corporation and currently serves as a director of General Dynamics Corporation.

Steven M. Lefkowitz

Steven M. Lefkowitz is 40 years old and has served as a director since April 1996. Mr. Lefkowitz is a Managing Director of Caxton-Iseman Capital, Inc. and has been employed by Caxton-Iseman Capital, Inc. since 1993. From 1988 to 1993, Mr. Lefkowitz was employed by Mancuso & Company (a private investment firm) and served in several positions including vice president and as a partner of Mancuso Equity Partners. Mr. Lefkowitz is a director of Buffets, Inc. and Ply Gem Industries, Inc.

General Paul J. Kern, USA (ret.)

General Paul J. Kern, USA (ret.) is 59 years old and has served as a director since February 2005. He is currently a Senior Counselor of The Cohen Group, a global strategic consulting firm. In November 2004, General Kern stepped down as the Commanding General of the Army Materiel Command, a worldwide organization responsible for research, production, and supply distribution for U.S. forces and their allies. General Kern is a highly decorated combat veteran and has led three combat operations, including two combat tours in Vietnam as a commander with the 11th Armored Cavalry and a third as commander of the 2nd Brigade, 24th Infantry Division during Desert Shield/Desert Storm and as commander, 4th Infantry Division (Mechanized). General Kern has also served as advisor to the Chief of Staff of the Army on all acquisition, logistics, and technology matters and served as personal advisor to the Secretary of Defense. He has received recognition as a key leader in the Transformation of the Army. In June 2004, General Kern was selected by Secretary of Defense Donald Rumsfeld and the Army to lead the internal investigation into abuses at the Abu Ghraib prison in Iraq.

CAXTON-ISEMAN NOMINEES

Pursuant to our Amended and Restated Certificate of Incorporation, affiliates of and companies managed by Caxton-Iseman Capital, Inc., including Azimuth Technologies, L.P., Azimuth Tech. II LLC and Frederick J. Iseman (collectively, the “Caxton-Iseman Stockholders”) are entitled to nominate, any such nominee being referred to as a “Caxton-Iseman Nominee,” for so long as such stockholders beneficially own in the aggregate more than 10% but less than a majority of our then outstanding common stock, a number of directors approximately equal to that percentage multiplied by the number of directors on our board. As of March 28, 2005, the Caxton-Iseman Stockholders beneficially owned 3,500,490 shares (or approximately 9.6% of the outstanding shares) of the Company’s Common Stock As of the date of this Proxy Statement, the Caxton-Iseman Nominees consist of Messrs. Iseman, (one of the nominees for election at the Annual Meeting), Ferris, Lefkowitz and Tisch. Each of Messrs. Ferris and Lefkowitz has agreed, for so long as he is a director serving or elected as a Caxton-Iseman Nominee, to resign from our board, upon the request of the Caxton-Iseman Stockholders.

BOARD AND COMMITTEE MEETINGS

During 2004, the Board of Directors met six times. Other than Mr. Tisch, no member of the Board of Directors attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he has been a director) and (ii) the number of meetings of committees of the Board of Directors on which such member served (during the period that he served on such committees). The Company expects Board members to attend each meeting of stockholders. Three members of the Board attended the Company’s annual meeting of stockholders in May 2004.

The Board has an audit committee, compensation committee, executive committee, executive compensation committee, nominating and corporate governance committee and a strategy committee.

Audit Committee. The Audit Committee is composed of Messrs. Decker, Tisch, Dr. Kaminski and Admiral Miller and the Board of Directors has determined that each member of the Audit Committee is independent and financially literate under the listing standards of the New York Stock Exchange and within the meaning of the Securities and Exchange Commission (“SEC”) regulations applicable to the Company after the Annual Meeting. The Board has appointed Michael T. Smith to the Audit Committee and as its Audit Committee Financial Expert, within the meaning of the applicable SEC regulations, effective May 1, 2005. As more fully described in the written charter of the Audit Committee, the Audit Committee oversees actions taken by our independent auditors and reviews our internal controls and procedures. The Audit Committee met ten times during 2004. A report of the Audit Committee appears below in this Proxy Statement.

Compensation Committee. The Compensation Committee is composed of Messrs. Ferris and Lefkowitz, Dr. Kaminski and General Shelton and the Board of Directors has determined that each member of the Compensation Committee is independent under the listing standards of the New York Stock Exchange. As more fully described in the written charter of the Compensation Committee, the Compensation Committee reviews and approves the compensation of our officers and management personnel and administers certain employee benefit plans and the Amended and Restated Anteon International Corporation Omnibus Stock Plan. The Compensation Committee met five times during 2004. A report of the Compensation Committee appears below in this Proxy Statement.

Executive Committee. The Executive Committee is composed of Messrs. Iseman, Lefkowitz, Ferris and Kampf. The Executive Committee exercises the authority of our board in the interval between meetings of the board. The Executive Committee did not meet during 2004.

Executive Compensation Committee. The Executive Compensation Committee is composed of Dr. Kaminski and General Shelton. The Executive Compensation Committee administers the Amended and Restated Anteon International Corporation Omnibus Stock Plan and other executive plans for awards or grants to our named executive officers and persons subject to Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”). The Executive Compensation Committee met five times during 2004.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of Messrs. Lefkowitz and Ferris and Generals Shelton and Kern and the Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of the New York Stock Exchange. As more fully described in the written charter of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee nominates candidates for election to our board and develops and recommends to the Board of Directors corporate governance guidelines applicable to the Company. The Nominating and Corporate Governance Committee makes no recommendations with respect to Caxton-Iseman Nominees. The Nominating and Corporate Governance Committee met five times during 2004.

Strategy Committee. The Strategy Committee is composed of Drs. Perry and Kaminski, Generals Shelton and Kern, Admiral Miller and Mr. Decker. The Strategy Committee reviews the Company’s strategy for market positioning and examines and advises the Company on emerging government requirements where the Company’s diverse skill and program strengths can be leveraged. The Strategy Committee met five times in 2004.

COMPENSATION OF DIRECTORS

From January 1, 2004 through December 31, 2004, our directors who are not employees or Caxton-Iseman Stockholders earned the following annual compensation: $6,250 for each fiscal quarter; $1,500 for each board meeting attended; $2,000 annually for serving as chairperson of a committee; and $750 for each committee meeting attended. Each of our directors is also reimbursed for expenses incurred in connection with serving as a member of our board.

DIRECTOR INDEPENDENCE

Our Board reviews each Director’s independence annually in accordance with the standards set forth in our Corporate Governance Guidelines and the requirements of the New York Stock Exchange (the “NYSE”). No member of our Board will be considered independent unless the Board determines that:

•	The Director has no material relationship with us that would affect the director’s independence; and

•	The Director satisfies the independence requirements of all applicable laws, rules and regulations.

Furthermore, under the regulations of the NYSE, a director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company.

•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	He or she has any of the following relationships with any Company auditor:

•	the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor;

•	the director is a current employee of such a firm;

•	the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or

•	the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Our Board reviewed Director independence based on an application of the foregoing standards, including determining that the participation by Messrs. Ferris, Iseman and Lefkowitz in a registered public offering of common stock owned by them or their affiliates in 2004 (the expenses of which were mainly borne by the Company), did not constitute a material relationship because the terms of such registration right, including the apportionment of expenses, were negotiated almost three years previously and therefore would not have an impact on a Director’s current independence. Based on their review, the Board has determined that each of the following Directors is an “independent director” in accordance with the corporate governance rules of the NYSE: Frederick J. Iseman, Gilbert F. Decker, Admiral Paul David Miller, USN (ret.), Michael T. Smith, Robert A. Ferris, Dr. William J. Perry, General Henry Hugh Shelton, USA (ret.), Thomas J. Tisch, Dr. Paul G. Kaminski, Steven M. Lefkowitz and General Paul J. Kern, USA (ret.).

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS

To promote open discussion among the non-management directors, and in accordance with NYSE corporate governance requirements, the Board meets at least quarterly in executive sessions without any members of the Company’s management, whether or not they are directors, who may otherwise be present. The Chairman of the Nominating & Corporate Governance Committee served as the initial presiding director at all executive sessions of non-management directors for approximately one year ending in February 2005. The role of presiding director then rotates among the other non-management directors on an annual basis in order of seniority, and in the event seniority is not a determinative factor, then alphabetically.

DIRECTOR NOMINATION AND REVIEW PROCESS

The Nominating and Corporate Governance Committee considers director candidates recommended by stockholders of the Company in accordance with the Company’s By-Laws, Articles of Incorporation and Corporate Governance Guidelines. Company stockholders may propose candidates by submitting the candidate’s name and supporting information to: Nominating and Corporate Governance Committee c/o Corporate Secretary, Anteon International Corporation, 3211 Jermantown Road, Suite 700, Fairfax, Virginia 22030.

In evaluating the suitability of candidates and nominees for director, the Nominating and Corporate Governance Committee and the Board of Directors consider relevant factors, including, but not limited to, the individual’s qualification as independent; general understanding of marketing, finance, corporate strategy and other elements relevant to the operation of a publicly-traded company in today’s business environment; understanding of the Company’s business; educational and professional background; willingness and ability to devote the time necessary to discharge their duties as a director; character and integrity; and age, diversity and special skills in the context of the needs of the Board. Exceptional candidates who do not meet all of these criteria may still be considered.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board who possess skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Nominating and Corporate Governance Committee or the Board decides not to re-nominate a member for re- election, the Nominating and Corporate Governance Committee identifies candidates in light of the standards described above. Current members of the Nominating and Corporate Governance Committee and the Board of Directors are polled for suggestions as to individuals suitable for consideration. The Nominating and Corporate Governance Committee may also retain the services of a search firm to identify director candidates and other professionals to assist it with research and background checks. After conducting their search and evaluation, the Nominating and Corporate Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee.

HOW TO CONTACT THE NON-MANAGEMENT DIRECTORS

The Board of Directors provides a process by which interested parties may communicate with the non-management directors as a group or with the full Board. Those wishing to raise a question or concern should send such communication in an envelope marked “confidential” to Board of Directors of Anteon International Corporation c/o Corporate Secretary, 3211 Jermantown Road, Suite 700, Fairfax, Virginia 22030.

Any such communication must state the number of shares beneficially owned by the person making the communication and should identify the person or persons on the Board to whom the communication is directed. The Corporate Secretary will forward such communication to the member(s) of the Board as appropriate depending on the facts and circumstances outlined in the communication or as otherwise required by applicable rules, statutes or regulations.

ADDITIONAL CORPORATE GOVERNANCE INFORMATION

The Company has adopted a Code of Business Ethics and Conduct, which applies to all employees, officers and directors. In addition to the Code of Business Ethics and Conduct, the Company’s Chief Executive Officer and senior financial officers are subject to the Code of Ethics for Principal Executive and Senior Financial Officers. The Company’s policy is to post on its website at www.anteon.com on the Corporate Governance page any waivers or implied waivers (as such terms are defined in Item 10 of Form 8-K of the Exchange Act) and any amendments to any code of ethics that apply to any of our directors or executive officers. In February 2004, we amended our code of Business Ethics and Conduct to explicitly apply to our directors. To date, there have been no waivers or implied waivers to any code of ethics that applies to any of our directors or executive officers.

The Corporate Governance page includes key information about the Company’s corporate governance initiatives and documents including, the written charters of the Audit, Compensation and Nominating and Corporate Governance Committees; the Company’s By-Laws and Certificate of Incorporation; a list of the Committees of the Board and their members; the Company’s Corporate Governance Guidelines; the Company’s Code of Business Ethics and Conduct; and the Company’s Code of Ethics for Principal Executive and Senior Financial Officers.

EXECUTIVE OFFICERS

In addition to Mr. Kampf, Messrs. Ream, Johnson, Heilman, Kiernan, Moskowitz, and Schehr are executive officers of the Company.

S. Daniel Johnson

S. Daniel Johnson is 57 years old and currently serves as our Executive Vice President and Chief Operating Officer. He has been with the Company since August 2003. Prior to joining us, Mr. Johnson served as the Executive Vice President responsible for BearingPoint’s Public Services business unit. Between 1997, when he assumed leadership of that business unit, and 2002, Mr. Johnson grew the unit’s annual revenue from $200 million to an annualized revenue run rate of more than $1 billion. He joined BearingPoint, formerly KPMG Consulting, in 1975 and served in positions of increasing responsibility in several business areas, including e-Government Internet integration, enterprise resource planning and systems integration.

Charles S. Ream

Charles S. Ream is 61 years old and currently serves as our Executive Vice President and Chief Financial Officer. He has been with the Company since April 2003. From October 2000 to December 2001, he served as Senior Vice President and Chief Financial Officer of Newport News Shipbuilding, Inc., a $2.2 billion publicly-held company, with over 18,000 employees, where he was responsible for all of the financial functions including corporate strategy, mergers and acquisitions, and investor relations. From January 1998 to September 2000, Mr. Ream served as Senior Vice President, Finance of Raytheon Systems Company. From January 1994 to December 1997, he served as Chief Financial Officer of Hughes Aircraft Company. Prior to joining Hughes, Mr. Ream was a Partner with Deloitte & Touche.

Mark D. Heilman

Mark D. Heilman is 56 years old and currently serves as our Executive Vice President for Corporate Development. He has been with the Company since October 1998. From 1991 to September 1998, Mr. Heilman was a partner and principal of CSP Associates, Inc., where he specialized in strategic planning and mergers and acquisition support for the aerospace, defense and information technology sectors. From 1987 to 1991, Mr. Heilman was Vice President and an Executive Director of Ford Aerospace and Communications Corporation.

Seymour L. Moskowitz

Seymour L. Moskowitz is 73 years old and currently serves as our Executive Vice President, Technology. He has been with the Company since March 1997. Mr. Moskowitz served as a consultant to us from April 1996 to March 1997. Prior to joining us, Mr. Moskowitz served as an independent management consultant from 1994 to April 1996. From 1985 to 1994, Mr. Moskowitz served as Senior Vice President of Technology at Vitro Corporation, where he was responsible for the development and acquisition of technologies and management of research and development personnel and laboratory resources. Before working for the Vitro Corporation, Mr. Moskowitz served as Director of Research and Development for Curtiss-Wright Corporation. Mr. Moskowitz has been awarded seven patents, authored and co-authored over 50 articles, and published in ASME Transactions, ASME Journals of Energy, Power and Aircraft, SAE Journal and various conference proceedings. He formerly served on the Board of Directors of the Software Productivity Consortium and is currently a member of the steering committee of the Fraunhofer Center (MD) for Software Engineering.

Vincent J. Kiernan

Vincent J. Kiernan is 46 years old and currently serves as our Senior Vice President, Finance. He has been with the Company since September 1998. From July 1995 to September 1998, he served as a Managing Director at KPMG LLP, where he provided cost and pricing control reviews, claims analysis, accounting/contracts management and general consulting services to a wide array of clients including both government contractors and commercial enterprises. From 1989 to 1995, Mr. Kiernan was a Director for Coopers & Lybrand. From 1985 to 1989, he was a consultant with Peterson & Co. Consulting.

Curtis L. Schehr

Curtis L. Schehr is 46 years old and currently serves as our Senior Vice President, General Counsel and Secretary. He has been with the Company since October 1996. From 1991 to 1996, Mr. Schehr served as Associate General Counsel at Vitro Corporation. During 1990, Mr. Schehr served as Legal Counsel at Information Systems and Networks Corporation. Prior to 1990, Mr. Schehr served for six years in several legal and contract oriented positions at Westinghouse Electric Corporation (Defense Group).

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Based solely on our review of copies of reports filed with the SEC, we believe that all reports on Form 3, Form 4, and Form 5 required to be filed were so filed on a timely basis except for a Form 4 on behalf of Mr. Decker and a Form 4 on behalf of Mr. Johnson, which were filed one and nine days late, respectively, due to administrative error.

EXECUTIVE COMPENSATION

The following table sets forth information on the compensation awarded to, earned by or paid to our Chief Executive Officer, Joseph M. Kampf and our four other most highly compensated executive officers whose individual compensation exceeded $100,000 during the twelve months ended December 31, 2004 for services rendered in all capacities to us.

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation(1)	Number of Shares Underlying Stock Options
Joseph M. Kampf	2004	$643,570	$450,000	—	—
President and Chief Executive	2003	575,023	400,000	—	—
Officer	2002	457,042	299,520	—	200,000

S. Daniel Johnson	2004	383,654	76,563	—	25,000
Executive Vice President and	2003	123,846	50,000	—	125,000
Chief Operating Officer	2002	—	—	—	—

Charles S. Ream	2004	284,308	105,875	—	—
Executive Vice President, and	2003	179,490	50,000	—	100,000
Chief Financial Officer	2002	—	—	—	—

Mark D. Heilman	2004	256,226	136,500	—	—
Executive Vice President,	2003	235,146	120,000	—	—
Corporate Development	2002	211,144	120,000	—	80,000

Seymour L. Moskowitz	2004	256,226	136,500	—	—
Executive Vice President,	2003	235,146	220,000	—	75,000
Technology	2002	211,144	120,000	—	80,000

(1)	No named executive officer received Other Annual Compensation in an amount in excess of the lesser of either $50,000 or 10% of the total of salary and bonus reported for him in the two preceding columns.

Under the Anteon International Corporation Supplemental Retirement Savings Plan (the “Plan”) certain eligible employees and directors may defer receipt of all or a portion of their annual cash compensation. The assets of the Plan are held in a trust to which contributions are made by the Company based on amounts elected to be deferred by the Plan participants. A Plan participant may elect to receive the compensation deferred in either a lump sum or in annual installments over a period of up to ten years. The Plan is treated as unfunded for tax purposes and its assets are subject to the general claims of the Company’s creditors. In order to provide for an accumulation of assets comparable to the contractual liabilities accruing under the Plan, the Company may direct the trustee of the Plan to invest the assets to correspond to the hypothetical investment choices made by the Plan participants.

The Company records both the assets and obligations related to amounts deferred under the Plan. Each reporting period, the assets, which have been classified as trading securities, and obligations, are adjusted to fair market value, with gains (losses) on the assets included in other income (expense) and corresponding adjustments to the obligations recorded as compensation expense. As of December 31, 2004, the deferred compensation obligation was approximately $808,000. For year ended December 31, 2004, the adjustments to fair market value were not significant.

OPTION GRANTS IN 2004

The following table sets forth certain information with respect to stock options granted in 2004 to each of our named executive officers.

		Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees in 2004	Exercise or Base Price Per Share	Expiration Date	5%	10%
Joseph M. Kampf	—	—	—	—	—	—
S. Daniel Johnson	25,000	4.8%	$30.71	08/05/2014	482,834	1,223,596
Charles S. Ream	—	—	—	—	—	—
Mark D. Heilman	—	—	—	—	—	—
Seymour L. Moskowitz	—	—	—	—	—	—

AGGREGATED OPTION EXERCISES IN 2004 AND FISCAL YEAR-END OPTION VALUES

The following table sets forth certain information with respect to options held at the end of fiscal year 2004 by each of our named executive officers:

	Individual Grants
Name	Shares Acquired on Exercise(s)	Value Realized	Number of Shares Underlying Unexercised Options at December 31, 2004 Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2004 Exercisable/ Unexercisable(1)
Joseph M. Kampf	148,000	$5,106,525	356,320/168,000	$14,915,555/$7,032,480
S. Daniel Johnson	—	—	25,000/125,000	$1,046,500/$5,232,500
Charles S. Ream	—	—	20,000/ 80,000	$837,200/$3,348,800
Mark D. Heilman	81,440	2,805,344	91,466/ 48,000	$3,828,767/$2,009,280
Seymour L. Moskowitz	97,516	3,088,276	134,602/ 85,500	$5,634,440/$3,579,030

(1)	Based on the difference between the closing price of our common stock on December 31, 2004, as reported by the New York Stock Exchange- Corporate Transactions and the option exercise price. The above valuations may not reflect the actual value of unexercised options, as the value of unexercised options fluctuates with market activity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth, as of March 28, 2005, the number of shares of common stock beneficially owned by each of our 5% stockholders, each of our directors, the named executive officers and all our directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table below is c/o Anteon International Corporation, 3211 Jermantown Road, Suite 700, Fairfax, Virginia 22030-2801.

	Shares(1)
Name of Beneficial Owner	Shares	%
Azimuth Technologies, L.P. (2) (3)	2,878,050	7.9
Azimuth Tech. II LLC (2) (3)	1,036,261	2.8
Georgica (Azimuth Technologies), Inc. (2) (3)	3,499,821	9.6
Georgica (Azimuth Technologies), L.P. (2) (3)	3,499,152	9.6
Frederick J. Iseman (2) (3)	3,500,490	9.6
FMR Corp. (4)	2,749,100	7.6
Neuberger Berman, Inc. (5)	2,484,430	6.8
Baron Capital Group, Inc. (6)	2,630,600	7.2
Gilbert F. Decker (7)	28,030	*
Dr. Paul Kaminski (7)	43,046	*
Joseph M. Kampf (8)	993,626	2.7
S. Daniel Johnson (9)	25,795	*
Charles S. Ream (10)	43,394	*
Seymour L. Moskowitz (11)	248,896	*
Mark D. Heilman (12)	171,786	*
Robert A. Ferris (13)	296,854	*
Steven M. Lefkowitz (14)	118,305	*
William J. Perry (15)	9,500	*
General Henry Hugh Shelton, USA (ret.) (16)	9,500	*
Thomas J. Tisch (16)	9,500	*
Admiral Paul David Miller, USN (ret.) (17)	0	*
General Paul J. Kern, USA (ret.) (17)	0	*
Michael T. Smith (17)	0	*
All Directors and Executive Officers as a Group (18)	5,225,003	14.0

*	Less than 1%.

(1)	Determined in accordance with Rule 13d-3 under the Exchange Act.

(2)	By virtue of Frederick J. Iseman’s indirect control of Azimuth Technologies, L.P., Azimuth Tech. II LLC, Georgica (Azimuth Technologies), L.P. and Georgica (Azimuth Technologies), Inc., which are the investment partnerships organized by Caxton-Iseman Capital, he is deemed to beneficially own the 3,084,662 shares held by these entities. Mr. Iseman has (i) sole voting and dispositive power over 3,085,331 shares of our common stock, and (ii) shared voting and dispositive power over the 415,159 shares of our common stock held in the aggregate by the Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC and may be deemed to be the beneficial owner thereof. Mr. Iseman’s address is c/o Caxton-Iseman Capital, Inc., 500 Park Avenue, New York, New York 10022.

(3)	Includes 296,854, 102,381 and 15,924 shares held by the Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC, respectively. The Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC are parties to a stockholders agreement with Azimuth Technologies, L.P. and Azimuth Tech. II LLC with respect to the shares of our common stock held by them. Pursuant to the terms of this stockholders agreement, the Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC are

required to vote all of their shares of common stock at the direction of Azimuth Technologies, L.P. and Azimuth Tech. II LLC, and are bound by specified transfer restrictions.

(4)	Based solely upon a Schedule 13G/A filed by FMR Corp. on February 14, 2005. The address for FMR Corp. provided in such Schedule 13G is 82 Devonshire Street, Boston, MA 02109.

(5)	Based solely upon a Schedule 13G/A filed by Neuberger Berman, Inc. on February 15, 2005. The address for Neuberger Berman, Inc. provided on such Schedule 13G is 605 Third Avenue, New York, NY 10158.

(6)	Based solely upon a Schedule 13G filed by Baron Capital Group, Inc. on February 14, 2005. The address for Baron Capital Group, Inc. provided on such Schedule 13G is 767 Fifth Avenue, New York, NY 10153.

(7)	Includes 9,500 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 28, 2005. Does not include 8,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. Mr. Decker’s address is 45 Glenridge Avenue, Los Gatos, California 95030. Dr. Kaminski’s address is 6691 Rutledge Drive, Fairfax, Virginia 22039.

(8)	Includes 428,320 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 28, 2005. Does not include 80,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. Excludes shares held by Azimuth Technologies, L.P., of which he is a limited partner.

(9)	Includes 25,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 28, 2005. Does not include 125,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date.

(10)	Includes 40,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 28, 2005. Does not include 60,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date.

(11)	Includes 188,102 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 28, 2005. Does not include 32,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. Excludes shares held by Azimuth Technologies, L.P., of which he is a limited partner.

(12)	Includes 107,466 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 28, 2005. Does not include 32,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. Excludes shares held by CSP Associates LLC, a limited liability company of which he is a non-managing member.

(13)	Represents 296,854 shares held by the Ferris Family 1987 Trust, of which Mr. Ferris is trustee, and with respect to which Mr. Ferris shares voting and dispositive power with Azimuth Technologies, L.P., Azimuth Tech. II LLC and Mr. Iseman. The address of Mr. Ferris and the Ferris Family 1987 Trust is c/o Caxton-Iseman Capital, Inc., 500 Park Avenue, New York, New York 10022. Excludes shares held by Azimuth Technologies, L.P. and Azimuth Tech. II LLC of which the Ferris Family 1987 Trust is, respectively, a limited partner and a non-managing member.

(14)	Includes 15,924 shares held by SML Family Investors LLC, a limited liability company affiliated with Mr. Lefkowitz. Mr. Lefkowitz’s address is c/o Caxton-Iseman Capital, Inc., 500 Park Avenue, New York, New York 10021. Excludes shares held by Azimuth Technologies, L.P. and Azimuth Tech. II LLC of which he is, respectively, a limited partner and a non-managing member. Includes 239,800 shares with respect to which Mr. Lefkowitz shares voting and dispositive power with Azimuth Technologies, L.P., Azimuth Tech. II LLC and Mr. Iseman.

(15)	Includes 3,500 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 28, 2005. Does not include 8,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of March 28, 2005. Dr. Perry’s address is 320 Galvez Street, Stanford, CA 94305-6165.

(16)	Includes 9,500 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 28, 2005. Does not include 8,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. Gen. Shelton’s address is 11911 Freedom Drive, One Fountain Square, 10th Floor Reston, VA 20190. Mr. Tisch’s address is 667 Madison Avenue, New York, NY 10021.

(17)	Does not include 15,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. Admiral Miller’s and Mr. Smith’s address is c/o Alliant Techsystems, Inc., 5050 Lincoln Drive, Edina, MN 55436. General Kern’s address is c/o EDO Corporation, 60 East 42nd Street, 42nd Floor, New York, NY 10165.

(18)	Includes 905,305 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 28, 2005. Does not include 450,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2004, regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,097,881	$19.21	1,529,340
Equity compensation plans not approved by security holders	—	—	—
Total	3,097,881	$19.21	1,529,340

SEVERANCE AGREEMENTS

Certain of our executive officers and certain key members of management, (the “Executives”) entered into agreements with the Company in January 2004. The agreements provide for certain compensation payments and other benefits for a period of 24 months, and in the case of Messrs. Kampf and Johnson, 36 months, to be received by the Executive in the event that, following a “Change in Control” of the Company, as such term is defined in the agreement, the Executive’s employment is involuntarily terminated without cause, or in the event the Executive resigns his/her employment for “Good Reason,” as such term is defined in the agreement. The Executive may not resign for “Good Reason” unless he or she shall have first given notice to Anteon of the reason for such resignation and Anteon shall have failed to reasonably cure the situation within thirty days of receipt of such notice. The compensation and benefits period for Messrs. Ream, Heilman and Moskowitz continues for a 24 month period. If terminated on December 31, 2004, Messrs. Kampf, Johnson, Ream, Heilman and Moskowitz would have been entitled to receive cash severance payments under their respective severance agreements of $3,024,520, $1,875,000, $962,500, $749,750, and $816,416, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Azimuth Technologies, L.P. and Azimuth Tech. II LLC

Azimuth Technologies, L.P. and Azimuth Tech. II LLC are two of our principal stockholders. The sole general partner of Azimuth Technologies, L.P. and the sole managing member of Azimuth Tech. II LLC is Georgica (Azimuth Technologies), L.P., the sole general partner of which is Georgica (Azimuth Technologies), Inc., a corporation wholly owned by Frederick J. Iseman, the chairman of our Board of Directors. As a result, Mr. Iseman controls both Azimuth Technologies, L.P. and Azimuth Tech. II LLC. In addition, Mr. Iseman,

Steven M. Lefkowitz, a director of our Company, and Robert A. Ferris, a director of our Company, are each employed by Caxton-Iseman Capital, Inc. Mr. Iseman is the chairman, managing partner and founder of that firm.

Azimuth Technologies, L.P., Azimuth Tech. II LLC, Mr. Lefkowitz, SML Family Investors LLC, a limited liability company affiliated with Mr. Lefkowitz, and the Ferris Family 1987 Trust, of which Mr. Ferris is a trustee, entered into a stockholders agreement immediately prior to the consummation of the IPO. Under this stockholders agreement, the Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC agreed to vote all of the shares of our common stock they beneficially own on any matter submitted to the vote of our stockholders whether at a meeting or pursuant to a written consent at the direction of Azimuth Technologies, L.P. and Azimuth Tech. II LLC, unless otherwise agreed to by these entities, and will constitute and appoint these entities or any nominees thereof as their respective proxies for purposes of any stockholder vote. In addition, except pursuant to the Tag Along Agreement described in this Proxy Statement, the agreement provides that none of the Ferris Family 1987 Trust, Mr. Lefkowitz or SML Family Investors LLC may sell or in any way transfer or dispose of the shares of our common stock they beneficially own without the prior written consent of either Azimuth Technologies, L.P. or Azimuth Tech. II LLC, unless Azimuth Technologies, L.P. and Azimuth Tech. II LLC are participating in that sale, and then the Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC may participate in such sale in a pro rata amount. The Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC will be required to participate pro rata in any sale by Azimuth Technologies, L.P. and Azimuth Tech. II LLC, unless otherwise agreed to by these entities.

Registration Rights

On March 11, 2002, Azimuth Technologies, L.P., Azimuth Tech. II LLC, Messrs. Frederick J. Iseman, Joseph M. Kampf, Carlton B. Crenshaw, Thomas M. Cogburn, Seymour L. Moskowitz and Steven M. Lefkowitz, SML Family Investors LLC and the Ferris Family 1987 Trust and certain other parties named therein, entered into a registration rights agreement (as amended, the “Registration Rights Agreement”) with us relating to the shares of common stock they hold. Subject to several exceptions, including our right to defer a demand registration under certain circumstances, the Caxton-Iseman Stockholders may require that we register for public resale under the Exchange Act all shares of common stock they request be registered at any time after 180 days following our IPO. The Caxton-Iseman Stockholders may demand five registrations so long as the securities being registered in each registration statement are reasonably expected to produce aggregate proceeds of $5 million or more. Since we are eligible to register the sale of our securities on Form S-3 under the Exchange Act, the Caxton-Iseman Stockholders have the right to require us to register the sale of the common stock held by them on Form S-3, subject to offering size and other restrictions. Messrs. Kampf, Crenshaw, Cogburn, Moskowitz and Lefkowitz, SML Family Investors LLC and the Ferris Family 1987 Trust are entitled to piggyback registration rights with respect to any registration request made by the Caxton-Iseman Stockholders. If the registration requested by the Caxton-Iseman Stockholders is in the form of a firm underwritten offering, and if the managing underwriter of the offering determines that the number of securities to be offered would jeopardize the success of the offering, the number of shares included in the offering shall be determined as follows: (i) first, shares offered by the Caxton-Iseman Stockholders and Messrs. Kampf, Crenshaw, Cogburn, Moskowitz and Lefkowitz, SML Family Investors LLC, the Ferris Family 1987 Trust and the other participating designated holders as defined in the Registration Rights Agreement (pro rata, based on their respective ownership of our common equity), (ii) second, shares offered by other stockholders (pro rata, based on their respective ownership of our common equity) and (iii) third, shares offered by us for our own account. On September 3, 2003, we amended the Registration Rights Agreement to (i) allow certain of our stockholders and designated holders under the Registration Rights Agreement, including Messrs. Decker, Kaminski, Schehr, Gurner, Dawson, Heilman, Johnson and Ream and Ms. Centracchio, to participate in future offerings and (ii) permit us to designate certain other management stockholders and directors to participate in future offerings.

In addition, the Caxton-Iseman Stockholders, Messrs. Kampf, Crenshaw, Cogburn, Moskowitz and Lefkowitz, SML Family Investors LLC and the Ferris Family 1987 Trust and the other designated holders under the Registration Rights Agreement have been granted piggyback rights on any registration for our account or the account of another stockholder. If the managing underwriter in an underwritten offering determines that the number of securities offered in a piggyback registration would jeopardize the success of the offering, the number of shares included in the offering shall be determined as follows: (i) first, shares offered by us for own account, (ii) second, shares offered by the Caxton-Iseman Stockholders, Messrs. Kampf, Crenshaw, Cogburn, Moskowitz and Lefkowitz, SML Family Investors LLC, the Ferris Family 1987 Trust and the other participating designated holders under the Registration Rights Agreement (pro rata, based on their respective ownership of our common equity), and (iii) third, shares offered by other stockholders (pro rata, based on their respective ownership of our common equity). In connection with these registrations under the Registration Rights Agreement, we are required to indemnify the selling stockholders and bear all fees, costs and expenses (except underwriting discounts and selling commissions).

In August 2003, the Caxton-Iseman Stockholders exercised their right requiring us to register their shares on a Form S-3 registration statement. In addition, certain of the other parties to the registration rights agreement exercised their rights thereunder to piggyback on the registration for the accounts of the Caxton-Iseman Stockholders. As a result, we filed with the SEC a registration statement on Form S-3 on August 22, 2003 and an amendment thereto on September 4, 2003 (Commission File No. 333-108147), and a registration statement on Form S-3 on September 16, 2003 (Commission File No. 333-108858). In connection with the offering of these shares, the Caxton-Iseman Stockholders reimbursed the Company for all fees, costs and expenses (except underwriting discounts and selling commissions) incurred by the selling stockholders.

In December 2003, the Caxton-Iseman Stockholders again exercised their right requiring us to register their shares on a Form S-3 registration statement. As a result, we filed with the SEC a registration statement on Form S-3 on December 17, 2003 and an amendment thereto on March 2, 2004 (Commission File No. 333-111249) (together, the “Shelf Registration Statement”). The Ferris Family 1987 Trust, SML Family Investors LLC and Mr. Lefkowitz exercised their rights to piggyback on the Shelf Registration Statement, while all other parties with piggyback rights declined to register their shares on the Shelf Registration Statement. We agreed to indemnify the selling stockholders and bear all fees, costs and expenses (except underwriting discounts and selling commissions) in connection with that registration. The total fees, costs and expenses incurred by the Company in connection with the Shelf Registration Statement were approximately $206,000.

On October 29, 2004, the Caxton-Iseman Stockholders, sold 3,600,000 shares of our common stock in an underwritten offering pursuant to a shelf registration statement on Form S-3 filed with the SEC (Commission File No. 333-111249). Neither we nor any of our executive officers participated in the sale of shares in this offering. In connection with this offering, we incurred $240,000 of expenses for the year ended December 31, 2004, for which we were not reimbursed in accordance with the terms of our registration rights agreement with certain of our stockholders, as amended.

Pursuant to our registration rights agreement with the selling stockholders, we will use our commercially reasonable efforts to keep the Shelf Registration Statement continuously effective until all of the selling stockholders’ shares of our common stock have been sold. As of March 28, 2005, no other offerings have been made pursuant to the Shelf Registration Statement. Our obligation to keep the Shelf Registration Statement effective is subject to specified, permitted exceptions, such as a good faith determination by our Board of Directors that the registration would materially interfere with certain activities of ours. In these cases, we may suspend offers and sales of the shares of common stock pursuant to the Shelf Registration Statement.

Other Relationships

The son of our President and Chief Executive Officer, Joseph M. Kampf, has been employed by the Company as a Corporate Development Analyst since January 2003 and received an annual salary of $64,431 in 2004.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviews and approves the compensation of our officers and management personnel, establishes and reviews general compensation policies, and administers our Amended and Restated Anteon International Corporation Omnibus Stock Plan (the “Omnibus Stock Plan”) and our Employee Stock Purchase Plan (the “ESPP”). In order to take advantage of certain tax and securities laws exemptions, the Executive Compensation Committee administers certain awards under our Omnibus Stock Plan with respect to certain of our officers and other individuals. The Compensation Committee met five times during 2004. The Compensation Committee is composed of Messrs. Ferris and Lefkowitz, Dr. Kaminski and General Shelton.

The Compensation Committee seeks to achieve two broad goals in connection with our executive compensation programs and decisions regarding individual compensation. These goals and the general means of achieving them are:

1.	To provide our executives with a performance-oriented environment by tying individual compensation, in part, to particular goals. More specifically, our executives are to be rewarded for meeting corporate performance metrics that contribute in a significant way to the accomplishment of our business objectives. Also, by granting stock options, we intend to provide our executives with an equity interest in the performance of the Company.

2.	To attract and retain key executives by structuring the executive compensation program with appropriate attention to the standards and practices at comparable companies in the government information technology industry or related industries comprised of companies that employ executives with similar skills.

The compensation program for our executives established by the Compensation Committee consists of three elements tied to the foregoing objectives: base salary, annual incentive compensation, and stock-based equity incentives achieved primarily through participation in our Omnibus Stock Plan and our ESPP. In establishing base salaries for executives, the Compensation Committee monitors standards at generally comparable companies, particularly those that are in the same industry or related industries and/or are located in the same general geographic area as us, considers historic salary levels of the individual and the nature of the individual’s responsibilities and compares the individual’s base salary with those of our other executives. To the extent determined appropriate, the Compensation Committee also considers general conditions and our financial performance in establishing base salaries of executives. In deciding to award options, the Compensation Committee also considers the number of options outstanding or previously granted and the aggregate size of current awards.

For the year ended December 31, 2004, the Compensation Committee determined that Mr. Kampf’s compensation was comparable to that of other chief executive officers of companies surveyed in the same industry and that his 2004 bonus award properly reflected our actual performance against our business plan and the other qualitative objectives previously discussed. The base salaries and bonuses of Messrs. Ream, Johnson, Heilman, Moskowitz, Kiernan and Schehr were increased in 2004 as warranted by their relative individual contribution to the accomplishment of our business objectives. In addition, one of our executive officers was granted stock options that were designed to be a meaningful portion of his overall compensation and would contribute to the retention of this key executive.

Based on its evaluation of the performance of the executive officers, the Compensation Committee believes that our executive officers are committed to achieving positive long-term financial performance and enhanced stockholder value, and that the compensation policies and programs discussed in this report have motivated our executive officers to work toward these goals.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee generally seeks to make compensation awards that are tax deductible and to avoid the deduction limitations of Internal Revenue Code section 162(m). However, there can be no assurance that all compensation will be fully deductible, possibly in some cases due to uncertainty about the proper application of section 162(m); and there may be circumstances where appropriate compensation payments will not be deductible, because of 162(m) or otherwise, and the Committee believes this flexibility is important.

COMPENSATION COMMITTEE

Robert A. Ferris, Chairman
Dr. Paul Kaminski
Steven M. Lefkowitz
General Henry Hugh Shelton, USA (ret.)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No members of the Compensation Committee are officers or employees of the Company. No interlocking relationships exist between the Board of Directors or Compensation Committee and the Board of Directors or compensation committee of any other company, nor has any interlocking relationship existed in the past. See “Certain Relationships and Related Transactions” above for details of certain transactions involving members of our Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors is composed of Messrs. Decker, Tisch, Admiral Miller and Dr. Kaminski and acts under a written charter, which is reviewed annually. We have amended our charter to be consistent with the provisions of the Sarbanes-Oxley Act of 2002, as well as the corporate governance rules issued by the SEC and the NYSE, as they relate to audit committee requirements. The Board of Directors has determined that the members of the Audit Committee are independent and financially literate, as defined by the rules of the New York Stock Exchange and within the meaning of the SEC regulations. The Board has appointed Michael T. Smith to the Audit Committee and as its audit committee financial expert, within the meaning of the applicable SEC regulations, effective May 1, 2005. The Audit Committee held ten meetings during 2004.

The Audit Committee reviewed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2004, and discussed these statements with the Company’s management. Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of such consolidated financial statements with U.S. generally accepted accounting principles and auditing management’s assessment of the effectiveness of internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes and for selecting the Company’s independent auditors. As appropriate, the Audit Committee reviews and evaluates, and discusses with the Company’s management, internal accounting, financial and auditing personnel and the independent auditors, the following:

•	the independent auditors’ report on each audit of the Company’s consolidated financial statements;

•	the Company’s financial disclosure documents, including all consolidated financial statements and reports filed with the SEC or sent to stockholders;

•	material changes in the Company’s accounting practices, principles, controls or methodologies;

•	significant developments or changes in accounting rules applicable to the Company; and

•	the adequacy of the Company’s internal controls and accounting, financial and auditing personnel and Audit Committee Charter.

Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the year ended December 31, 2004, had been prepared in accordance with U.S. generally accepted accounting principles.

The Audit Committee also reviewed and discussed the Company’s audited consolidated financial statements and the matters communicated by KPMG LLP, the Company’s independent auditors, pursuant to Statement on Auditing Standards (“SAS”) No. 61, “Communications with Audit Committees” with KPMG LLP. SAS No. 61 requires the Company’s independent auditors to discuss with the Company’s Audit Committee, among other things, the following:

•	methods to account for significant, unusual transactions;

•	the effect of significant accounting policies, including those in controversial or emerging areas, for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements, if any, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The Company’s independent auditors also provided the Audit Committee with the written disclosures required by the Independence Standards Board Standard No. 1, “Independent Discussions with Audit Committees”. In addition, the Audit Committee discussed with the independent auditors their independence from the Company. The Audit Committee also considered whether the independent auditors’ provision of other non-audit related services to the Company is compatible with maintaining such auditors’ independence.

Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to the Company’s Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K, as amended, as of and for the year ended December 31, 2004.

AUDIT COMMITTEE

Gilbert F. Decker, Chairman
Dr. Paul Kaminski
Admiral Paul David Miller
Thomas J. Tisch

COMPANY STOCK PERFORMANCE CHART

The following graph and accompanying table show how $100.00 invested in the Company’s Common Stock, as of March 12, 2002, the day our common stock began trading on The New York Stock Exchange (at the closing price on the first day of trading), would have grown through the period ended December 31, 2004, compared with $100 invested in: (a) the S&P 500 Stock Index and (b) the Russell 2000 Technology Stock Index, which is a published industry group index. The graph and accompanying table assume reinvestment of dividends. No dividends have been declared or paid on our Common Stock. The historical information set forth below is not necessarily indicative of future performance.

ASSUMES $100 INVESTED ON MARCH 12, 2002
ASSUMES DIVIDEND REINVESTMENT
FISCAL YEAR ENDED DECEMBER 31, 2004

	Base Period
Company/Index	3/12/2002	12/31/2002	12/31/2003	12/31/2004
Anteon International Corporation	$100.00	$119.70	$179.80	$208.78
S&P 500 Index	$100.00	$87.52	$130.60	$109.17
Russell 2000 Technology Index	$100.00	$57.42	$93.95	$89.98

ITEM 2

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors has selected KPMG LLP to serve as the independent auditors of the Company for the calendar year ending December 31, 2005. KPMG has served as the Company’s independent auditors since 1996. Selection of the Company’s independent auditors is not required to be submitted to a vote of the stockholders of the Company for ratification. However, the Board of Directors is submitting this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify this selection, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another without re-submitting the matter to the Company’s stockholders. Even if stockholders vote to ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders. The Board of Directors recommends that the stockholders ratify this selection.

Representatives of KPMG are expected to be present and will have an opportunity to make a statement at the Annual Meeting, and will be available to respond to questions.

Audit Fees

KPMG’s fees for the Company’s 2004 and 2003 annual audit and review of interim consolidated financial statements, services rendered in connection with our secondary offering and shelf registration, as well as various accounting consultations, were $1,432,921 and $839,389, respectively. Audit fees in 2004 include the audit of internal control over financial reporting.

Audit-Related Fees

KPMG’s fees for audit-related services in 2004 and 2003 were $28,800 and $39,445, respectively. These services included pension plan audits, debt compliance certification, and acquisition due diligence.

Tax Fees

KPMG’s fees for federal, state and foreign tax research and analysis, tax return assistance and due diligence tax assistance in 2004 and 2003 were $189,261 and $101,567, respectively.

All Other Fees

KPMG’s fees for all other professional services rendered to the Company during 2004 and 2003 were $49,764 and $43,447, respectively for advisory services rendered in connection with management’s implementation of Sarbanes-Oxley Section 404 requirements and forensic assistance.

The Audit Committee of the Board of Directors has determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG’s independence as the Company’s principal accountant.

Policy on Pre-Approval

The Audit Committee has adopted a policy of specific pre-approval for all audit and non-audit services performed by the independent auditor as permitted by Section 10A of the Exchange Act. A letter describing the services to be provided, fees and other terms of engagement is submitted for each service in advance of commencement. The engagement letter supported by the Company’s recommendation is submitted to the Audit Committee Chairman for pre-approval. A summary of year-to-date audit and non-audit fees paid to the independent auditor is reviewed by the Audit Committee at each scheduled Audit Committee meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
SELECTION OF KPMG LLP AS OUR INDEPENDENT AUDITORS

OTHER MATTERS

The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

From time to time, stockholders present proposals which may be a proper subject for inclusion in the Company’s Proxy Statement and for consideration at the next Annual Meeting. Any stockholder who desires to bring a proposal at the Company’s 2006 Annual Meeting of Stockholders without including such proposal in the Company’s Proxy Statement, must deliver written notice thereof to the Secretary of the Company not before January 25, 2006, and not later than February 24, 2006. Stockholder proposals intended to be included in the 2006 Proxy Statement must be received by the Company not later than December 22, 2005, and otherwise comply with the requirements of Rule 14a-8 under the Exchange Act. If a stockholder proposal is not properly submitted for inclusion in the 2006 Proxy Statement pursuant to the requirements described above (but otherwise complies with the advance notice provisions of the Company’s amended and restated bylaws), management will be permitted to vote proxies in its discretion if it advises stockholders in the 2006 Proxy Statement about the nature of the matter and how management intends to vote on such matter.

All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company’s directors, officers and employees, without additional remuneration, may solicit proxies by telephone, Internet and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, the Company will reimburse them for their out-of-pocket expenses in this regard.

Upon request, the Company will furnish, without charge to any stockholder, a copy of the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2004, as filed with the SEC. A copy of the Form 10-K, as amended, may be obtained by writing or calling the Company at the following address or phone number: Anteon International Corporation, 3211 Jermantown Road, Suite 700, Fairfax, Virginia 22030, phone (703) 246-0200, Attention: Mr. Dennis J. Kelly, Senior Vice President, Investor and Government Relations. The Company’s Form 10-K, as amended, and other public filings are also available through the SEC’s website at www.sec.gov and the Investor Relations’ page on the Company’s website at www.anteon.com.

By Order of the Board of Directors,

Curtis L. Schehr, Secretary

VOTE BY INTERNET, TELEPHONE OR MAIL 24 HOURS A DAY, 7 DAYS A WEEK

ANTEON INTERNATIONAL CORPORATION 3211 JERMANTOWN ROAD SUITE 700 FAIRFAX, VA 22030	Your telephone or internet vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Anteon International Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Anteon International Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card.

PLEASE MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ANTEON	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANTEON INTERNATIONAL CORPORATION

The Board of Directors recommends a Vote FOR Both Proposals.
Vote On Directors				For All	Withhold For All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

1.		To elect the following four (4) Class III directors (except as noted to the right) for a three year term.		¡	¡	¡

Nominees:	01)	Frederick J. Iseman
	02)	Gilbert F. Decker
	03)	Admiral Paul David Miller, USN (ret.)
	04)	Michael T. Smith
								For	Against	Abstain
Vote on Proposal

2.		To ratify the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005.						¡	¡	¡

3.		In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Please sign exactly as your name(s) appear hereon. When joint tenants hold shares, both must sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles. If a corporation, please sign in the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

		YES	NO

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.

								YES	NO

Please indicate if you plan to attend this meeting		¡	¡					¡	¡

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Please date, sign and mail
your proxy card back as soon as possible!

Annual Meeting of Stockholders
 ANTEON INTERNATIONAL CORPORATION

May 25, 2005

Please Detach and Mail in the Envelope Provided

ANTEON INTERNATIONAL CORPORATION

PROXY/VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ANTEON INTERNATIONAL CORPORATION FOR AN ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2005.

          The undersigned, revoking all previous proxies, hereby appoints and authorizes Joseph M. Kampf, Charles S. Ream and Curtis L. Schehr, and each of them as proxies with full power of substitution and resubstitution to represent the undersigned and to vote all shares of Common Stock of Anteon International Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 25, 2005 at 10:30 a.m., local time, at the Ritz Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102, or at any adjournment thereof (the “Meeting”), with all powers which the undersigned would possess if personally present.

          This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.  If no direction is given, this proxy will be voted FOR all proposals.  Attendance of the undersigned at the Meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of the Company or shall vote in person at the Meeting.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournment thereof.

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)